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                                                                     Exhibit 4.2


                            STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement is entered into effective as of the ___th day of February, 1999, between Interleaf, Inc., of 62 Fourth Avenue, Waltham Massachusetts USA ("Buyer") and Finpiave, S.P.A. of Via Postumia n. 85, 31047 Ponte di Piave, Treviso Italy (the "Seller"). Certain capitalized terms used herein and not otherwise defined are defined in Article 5.

                                    RECITALS

      WHEREAS, the Seller and the Buyer together own all of the outstanding stated capital of Interleaf Italia Srl an Italian company with registered offices at Palazzo No. 2 Strada No. 6, CAP 20089, Registration No.: 285263, with the Companies' Register at the Tribunal of Milan, corporate capital of Lire 65,000,000 (the "Company"), with the Seller owning a quota in the Company having a nominal value of Lire 45,000,000 representing approximately 69% of the entire corporate capital (the "Purchased Quota") and with Buyer owning a quota in the Company having a nominal value of Lire 20,000,000 representing approximately the remaining 31% (including a quota in the nominal amount of 500,000 Lira held by Mr. John Brennan); and

      WHEREAS, Buyer wishes to acquire all of the capital of the Company owned by the Seller; and

      WHEREAS, Seller has negotiated to sell the Purchased Quota to Buyer;

      NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1. PURCHASE AND SALE OF QUOTA.

1.1 PURCHASE OF PURCHASED QUOTA. Subject to the provisions of this Agreement, the Seller agrees to sell, and Buyer agrees to purchase, at the Closing the Purchased Quota, and to pay for the Purchased Quota the following amounts (the "Purchase Price"):

      (a) At the Closing, Buyer shall issue 275,000 shares of Buyer's Common Stock, $ .01 par value ("Buyer's Stock") to Seller, and 16,667 shares of Buyer's Stock to Seller's designee Mr. Filippo Zuccarello, all subject to the requirements of Sections 1.2 and 1.4 below; and

      (b) At the Closing, Buyer shall pay Seller the amount of Two Hundred Thousand Dollars ($200,000.00) payable in cash, by certified check or wire transfer of immediately available funds;

      (c) Within 15 days after the Closing, Buyer shall deliver to Seller one, two or three Stock Purchase Warrant(s) substantially in the form of EXHIBIT A hereto. The number of shares of Buyer's Stock subject to such Warrant(s) and the(ir) exercise price(s) shall be designated by the Seller within 15 days after the date of this Agreement, in accordance with EXHIBIT B (and such shares shall be issued subject to the requirements of Sections 1.2 and 1.4 below);

      (d) Within 15 days after the Closing, Buyer shall deliver to Seller one additional Stock Purchase Warrant substantially in the form of EXHIBIT A hereto, under which Seller may purchase 66,667 shares of Buyer's Stock (subject to the requirements of Sections 1.2 and 1.4 below) at an exercise price of $ .01 per share, which shall be deemed to have been exercised 12 months from the Closing; provided, that at Seller's sole option pursuant to written notice given at least 30 days prior to the date such Warrant is deemed to have been exercised, such Warrant shall be cancelled and Buyer shall pay Seller the amount of Two Hundred Thousand Dollars ($200,000.00) in cash, by certified check or wire transfer of immediately available funds; and

      (e) 24 months from the Closing, Buyer shall pay Seller the amount of Two Hundred Thousand Dollars ($200,000.00) payable in cash, by certified check or wire transfer of immediately available funds.

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Stock Purchase Agreement                                                  Page 1


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1.2 REGISTRATION OF BUYER's Stock. Buyer agrees to use its best efforts to insure that the shares of Buyer's Stock which are issued pursuant to Sections 1.1(a) above (and which are issued pursuant to the exercise of Warrants delivered under Sections 1.1 (c) and (d) above other than in connection with a "net issue exercise" under Section 2.2 of such Warrant(s)) are effectively registered for resale by Seller under the Securities Act, pursuant to a registration statement filed with the SEC within 30 days after each issuance of such shares to Seller.

1.3 SECURITY FOR CASH PAYMENTS. As security for Buyer's obligations under
Section 1.1(d) and its obligations to deliver cash under Section 1.1(e), Buyer shall deliver to Seller at the Closing security consisting of an irrevocable stand-by letter of credit in substantially the form attached as EXHIBIT D.

1.4 RESTRICTIONS ON RESALE OF BUYER's Stock. Seller agrees to resell any and all Buyer's Stock issued to Seller under this Agreement subject to the following:

      (i) Seller shall effect all sales through a broker/dealer registered with the SEC;

      (ii) Seller shall not, without Buyer's consent:

            (a) offer to sell during any given week more than 50% of the Average Daily Volume (measured on the first trading day of that week); or

            (b)   offer to sell on any given trading day more than the lesser of
                  (x) 10% of all Buyer's Stock delivered by Buyer under this Agreement, or (y) 25% of the Average Daily Volume; and

      (iii) Seller shall not, either directly, indirectly or through any of its affiliates, employees or agents, or anybody acting on their behalf, engage in any short sales, swaps, purchasing of puts, or other hedging activities that involve the direct or indirect use of Buyer's Stock or securities derivative from Buyer's Stock, for any reason.

The restrictions of this Section 1.4 shall expire, as to each installment of Buyer's Stock delivered to Seller hereunder, on the earlier of (i) twelve (12) months after such Buyer's Stock is either registered pursuant to Section 1.2 above or an exemption from such registration is available as determined by opinion of counsel reasonably acceptable to the Buyer, or (ii) such time as FMV is greater than $12.00.

      1.5 TIME AND PLACE OF CLOSING. The Closing shall be held at the offices of Seller at 10:00 a.m., on February 23, 1999, or at such other place, date or time as may be fixed by mutual agreement of the parties (the "Closing Date"); provided, however, that in no event shall the Closing Date be extended beyond March 15, 1999.

      1.6 FORMALITIES FOR TRANSFER OF THE PURCHASED QUOTA. On Closing Date, in order to comply with Italian tax and corporate law related to the transfer of quotas, the Seller and the Buyer shall execute before Dr. Cafiero, notary public in Milan, one deed of transfer substantially in the text attached hereto as EXHIBIT C (the "Deed of Transfer"). The Notary Public shall take care of the filings with the Registro delle Imprese of Milan, the Tax Office, and all of the other filings and formalities required by Italian law. The Deed of Transfer shall not amend, supersede or novate any of the obligations of the parties set forth herein, and in the case of any discrepancy between the Deed of Transfer and this Agreement, the provisions of this Agreement shall prevail.

It is agreed that all actions and transactions described in paragraphs 1.1. to
1.6. shall be regarded as one and single transaction so that, at the option of the party having interest to the carrying out of the specific action or transaction, no action or transaction shall be deemed to have taken place if and until all other actions and transactions shall have taken place. The parties acknowledge the essential nature of this provision.

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Stock Purchase Agreement                                                  Page 2


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1.7 COMPANY CASH BALANCE. At or immediately prior to the Closing, the Seller and
Buyer shall cause the Company to distribute up to $200,000.00 of the Company's cash to the Seller, which shall be in the form of a distribution of paid-in capital. The Company may borrow to fund such payment; provided, that after such payment the net worth of the Company as of 12-31-98 shall be at least Lit. 504,862,336.

1.8 FURTHER ASSURANCES. The Seller from time to time after the Closing, at the request of Buyer and without further consideration, shall execute and deliver such further instruments of transfer and assignment and take such other action as Buyer may reasonably require to more effectively transfer the Purchased Quota to the Buyer.

ARTICLE 2.     REPRESENTATIONS AND WARRANTIES OF THE SELLER.


     The Seller hereby represents and warrants to Buyer as follows:

2.1 TITLE TO QUOTA. Seller is the record and beneficial owner of the Purchased Quota. Seller does not own of record or beneficially any other shares of capital stock of the Company, or any rights, options, or warrants with respect thereto. The Purchased Quota to be transferred by Seller to Buyer pursuant to this Agreement will be, when delivered, duly authorized, validly issued, fully paid and nonassessable, and will be free and clear of all Encumbrances.

2.2 AUTHORIZATION OF TRANSACTION. The Seller has the unrestricted and absolute power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder, and to carry out the transactions contemplated hereby. All necessary action, corporate or otherwise, has been taken by Seller to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and is the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms. Buyer acknowledges that Mr. John Brennan has a right of first refusal to purchase the Purchased Quota, and Buyer will be responsible for obtaining the waiver from Mr. Brennan of this right.

2.3   FINANCIAL STATEMENTS.

      (a) Attached as SCHEDULE 2.3 hereto are the following financial statements of the Company, all of which, to the best of the Seller's knowledge, are complete and correct and present fairly the assets, liabilities, and financial position of the Company on the date thereof, and the results of operations and changes in the financial condition of the Company for the periods covered thereby:

      Balance Sheet, Statement of Profit and Loss and Statement of Cash Flows for the calendar years 1997 and 1998

      (b) To the best of the Seller's knowledge, the books of account of the Company for the periods of the financial statements referred to in paragraph (a) are complete and correct in all material respects and have been maintained on a consistent basis.

2.4 ABSENCE OF UNDISCLOSED LIABILITIES. To the best of the Seller's knowledge, the Company has no liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due), except for liabilities stated or adequately reserved against on the Balance Sheet dated as of December 31, 1998 (the "1998 Balance Sheet") or incurred after the date of the 1998 Balance Sheet in the ordinary course of business. To the best of the Seller's knowledge, there is no fact which materially adversely affects, or may in the future (so far as can now be reasonably foreseen), materially adversely affect, the business, properties, operations or conditions of the Company which has not been specifically disclosed herein or on a schedule hereto.


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Stock Purchase Agreement                                                  Page 3

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2.5   PAYMENT OF TAXES. The Company has duly and timely filed all Tax Returns with respect to all Taxes. All of the Tax Returns are complete and correct in all respects. All Taxes shown to be due on the Tax Returns have been paid, and there are no Taxes which are being contested in good faith by the Company. With respect to all other Taxes for which no return is required or which have not yet accrued or otherwise become due, adequate provision has been made in the financial statements referred to in Section 2.3 above. All Taxes and other assessments and levies which the Company is required to withhold or collect have been withheld or collected and paid over or will be paid over to proper governmental authorities as required. All transfer, excise and other Taxes payable to any jurisdiction by reason of the transfer of the Purchased Quota pursuant to this Agreement shall be paid or provided for by Seller after the Closing at no cost to Buyer.

2.6 LABOR AND EMPLOYEE RELATIONS. The Company has paid in full (or made accrual or provisions for payment in full) to its employees, agents and contractors all wages, salaries, commissions, bonuses and other direct compensation for all services performed by them through the end of the Company's most recent pay period. The Company does not have any contingent liability for sick leave, vacation time, holiday pay, severance pay or similar items not set forth on the 1998 Balance Sheet. The Company has complied with and has no liabilities whatsoever with respect to payroll, social security, and other employment related taxes for its employees and independent contractors. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not trigger any severance pay obligation under any contract or at law. All of the representations of Seller in this Section 2.6 are made to the best of the Seller's knowledge.

2.7 MINUTE BOOKS. To the best of the Seller's knowledge, the minute books and stock records of the Company accurately record all action taken by the stockholders, board of directors and committees thereof of the Company and all issuances and transfers of capital stock of the Company. Complete and accurate copies of all minute books and stock records of the Company have been delivered to or made available for inspection by Buyer.

2.8   INVESTMENT MATTERS.

      (a) Seller is an "accredited investor" within the meaning of Rule 501(a)(3) under the Securities Act.

      (b) Seller is not a U.S. person, or is not acquiring Buyer's Stock for the account or benefit of a U.S. person within the meaning of Rule 902(k) under the Securities Act.

      (c) Seller acknowledges that Buyer's Stock issued pursuant hereto constitute restricted securities within the meaning of Rule 144 of the Securities Act and Seller may not and will not resell, transfer or otherwise dispose of any Buyer's Stock unless (i) pursuant to a registration statement filed with the Securities and Exchange Commission pursuant under the Securities Act with respect thereto which is in effect or an exemption from such registration is available, including without limitation, Regulation S (Rule 901 through Rule 905) under the Securities Act; or (ii) in accordance with Rule 144 under the Securities Act. Seller further acknowledges and agrees that hedging transactions involving Buyer's Stock issued pursuant hereto may not be conducted. Any certificates of Buyer's Stock issued pursuant hereto shall bear a legend as to the restrictions contained in this Section.

2.9 DISCLOSURE OF MATERIAL INFORMATION. To the best of Seller's knowledge, neither this Agreement nor the financial statements, any Schedule, any exhibit, document or certificate delivered by or on behalf of the Seller pursuant hereto contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein not misleading in light of circumstances under which made.


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Stock Purchase Agreement                                                  Page 4

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ARTICLE 3.     REPRESENTATIONS AND WARRANTIES OF BUYER.

     Buyer hereby represents and warrants to Seller as follows:

3.1 ORGANIZATION OF BUYER. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

3.2 CAPITALIZATION. The Company is authorized to issue (a) 50,000,000 shares of common stock, $.01 par value per share, of which 7,651,828 shares were issued and outstanding as of December 31, 1998 (after giving effect to a one-for-three reverse split), and (b) 5,000,000 shares of preferred stock, $.10 par value per share, of which (i) 726,003 shares designated as Senior Series B Convertible Preferred Stock were outstanding as of December 31, 1998, and (ii) 1,350 shares designated as 6% Convertible Preferred Stock were issued and outstanding as of December 31, 1998. Any shares of Buyer's Stock issued to Seller under this Agreement will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights and Buyer will use its best efforts to insure that such shares are registered for resale by the Seller on an effective registration statement under the Securities Act filed with the SEC within 90 days from their issuance.

3.3 AUTHORIZATION OF TRANSACTION. Buyer has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of this Agreement and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

3.4   NO CONFLICT OF TRANSACTION WITH OBLIGATIONS AND LAWS.

      (a) Neither the execution, delivery and performance of this Agreement, nor the performance of the transactions contemplated hereby, will (i) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under any material agreement, instrument or obligation to which the Buyer is a party or by which its assets are bound which would materially affect the performance by the Buyer of its obligations under this Agreement; or (ii) result in a violation of Law or Court Order applicable to the Buyer.

      (b) The execution, delivery and performance of this Agreement and the transactions contemplated hereby by the Buyer do not require the consent, waiver, approval, authorization, exemption of or giving of notice to any Governmental Authority or other third party.

3.5 REPORTS. Buyer's Common Stock is registered under the Exchange Act, and Buyer is subject to the periodic reporting requirements thereof. The Buyer has previously furnished to the Seller complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the fiscal years ended March 31, 1997 and 1998, as filed with the SEC, (b) proxy statements relating to all meetings of its stockholders (whether annual or special) since January 1, 1997 and (c) all other reports filed with the SEC pursuant to the Exchange Act since January 1, 1997 (such annual reports, proxy statements and other filings, together with any amendments or supplements thereto, are collectively referred to herein as the "Buyer Reports"). Buyer Reports (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto),
(iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent in all material respects with the books and records of the Buyer.


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Stock Purchase Agreement                                                  Page 5

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ARTICLE 4.     INDEMNIFICATION.

4.1 Subject to the limitations in paragraph 4.2 below, the Seller agrees to defend, indemnify and hold harmless Buyer's Indemnified Persons from and against all Losses directly or indirectly incurred by or sought to be imposed upon any of them:

      i) resulting from or arising out of any breach of any of the covenants, representations or warranties made by Seller in this Agreement, or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing;

      ii) resulting from or arising out of the intentional misrepresentation or breach of warranty of the Seller or any intentional failure of the Seller to perform or comply with any covenant or agreement of the Seller contained herein;

      iii) resulting from or arising out of any breach of the representations or warranties set forth in Section 2.5 of this Agreement;

      iv) resulting from or arising out of any breach of the representations or warranties set forth in Section 2.6 of this Agreement; or

      v) equal to the amount by which the net worth of the Company at 12-31-98 is less than Lit. 504,862,336.

4.2 The right to indemnification under section 4.1 is subject to the following limitations:

      i) The Seller shall have no liability under section 4.1 unless one or more of the Buyer's Indemnified Persons gives written notice to the Seller asserting a claim for Losses, including reasonably detailed facts and circumstances pertaining thereto, before a period of two
            (2) years from the Closing Date; provided, that for any claim based upon a covenant or undertaking which by its terms is to be performed after the Closing, then the period above shall commence on the date when such covenant or agreement should have been performed.

      ii) Seller shall not be liable to Buyer under this Agreement for any Losses which result from or arise out of the conduct of the Company's business after the Closing.

      iii) Except for Losses arising under Sections 4.1(ii) and 4.1(iii), and except for Seller's fraud, Seller's liability shall not exceed the amount of the consideration paid by Buyer hereunder. The foregoing notwithstanding, Seller's liability for Losses arising under Section 4.1(iii) shall be limited to $2,000,000, solely if and to the extent that Seller had no actual or constructive knowledge of the breach of the representation(s) or warranty(ies) contained in Section 2.5 which directly caused such Losses.

      iv) Indemnification shall be payable by Seller only if the aggregate amount of all Losses hereunder by Buyer's Indemnified Persons shall exceed $10,000, at which point Seller shall be responsible for all Losses, including the first $10,000 of such Losses.


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Stock Purchase Agreement                                                  Page 6

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      v)    The indemnification provisions of this Article 4 state the Buyer's sole and exclusive recourse, and the Seller's sole and exclusive liability, for any claims, damages or Losses arising under or out of this Agreement or the transactions contemplated hereunder.

4.3   DEFENSE OF THIRD PARTY ACTIONS.

      (a) Within 30 days after receipt of notice of any Third Party Action, any person who believes he, she or it may be an Indemnified Person will give notice to Seller of such action. The omission to give such notice to the Seller will relieve the Seller of any liability hereunder, to the extent that it was actually prejudiced thereby.

      (b) Upon receipt of a notice of a Third Party Action, the Seller shall have the right, at its option and at its own expense, to participate in and be present at the defense of such Third Party Action, but not to control the defense, negotiation or settlement thereof, which control shall remain with the Indemnified Person, unless the Seller makes the election provided in paragraph
(c) below.

      (c) By written notice within forty-five (45) days after receipt of a notice of a Third Party Action, Seller may elect to assume control of the defense, negotiation and settlement thereof, with counsel reasonably satisfactory to the Indemnified Person; provided, however, that the Seller agrees (i) to promptly indemnify the Indemnified Person for its expenses to date, and (ii) to hold the Indemnified Person harmless from and against any and all Losses caused by or arising out of any settlement of the Third Party Action approved by the Seller or any judgment in connection with that Third Party Action. The Seller shall not in the defense of the Third Party Action enter into any settlement which does not include as a term thereof the giving by the third party claimant of an unconditional release of the Indemnified Person, or consent to entry of any judgment except with the consent of the Indemnified Person.

4.4   MISCELLANEOUS.

      (a) Indemnified Persons shall be entitled to indemnification regardless of whether the matter giving rise to the applicable liability, payment, obligation or expense may have been previously disclosed to any such person unless expressly disclosed on each particular Schedule requiring such disclosure.

      (b) Buyer shall first recover any amount owing by the Seller for indemnification hereunder by setoff against any amounts that may otherwise be due from the Buyer or the Company to the Seller whether hereunder or otherwise.

      (c) Claims for indemnification under this Article 4 shall be paid or otherwise satisfied by Seller within thirty (30) days after a Final Adjudication thereof (as defined in Section 6.2 below).

ARTICLE 5.     DEFINITIONS.

As used in this Agreement, the following terms have the indicated meanings:

"Average Daily Volume" means the average of the daily trading volume of the Buyer's Common Stock on the Nasdaq National Market for the 20 trading days preceding the day in question, divided by two to adjust for Nasdaq reporting of both sides of a trade.

"Buyer's Stock" means the Common Stock, $.01 par value per share, of Buyer delivered to Seller pursuant hereto.

"Closing" means the closing of the purchase and sale provided for in this Agreement.


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Stock Purchase Agreement                                                  Page 7

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"Encumbrance" means any lien, option (including right of first refusal or first offer), encumbrance, restriction, mortgage, pledge, security interest, claim or charge of any kind or character.

"Fair Market Value" or "FMV" for a given date means (i) for cash, the nominal value thereof, and (ii) for Buyer's Stock, the volume-weighted average of the closing prices of Buyer's Stock on the Nasdaq National Market for the twenty trading days immediately preceding such date.

"Indemnified Persons" means the Buyer, its subsidiary and affiliated corporations, their respective directors, officers, employees, stockholders and agents, the Company after the Closing, and any person serving as a director, officer, employee or agent of the Company at Buyer's request after the Closing.

"Laws" means all applicable statutes, laws, ordinances, rules and regulations.

"Losses" means the "Applicable Percentage" of all losses, damages (including, without limitation, punitive and consequential damages), fines, penalties, liabilities, payments and obligations, and all expenses related thereto. Losses shall include the Applicable Percentage of any reasonable legal fees and costs incurred by any of the Indemnified Persons subsequent to the Closing in defense of or in connection with any alleged or asserted liability, payment or obligation, whether or not any liability or payment, obligation or judgment is ultimately imposed against the Indemnified Persons and whether or not the Indemnified Persons are made or become parties to any such action. The "Applicable Percentage" shall be 100% for all Losses arising from Seller's fraud or referred to under Section 4.1(ii) or (iii) above, and 69% for all other Losses.

"Purchased Quota" means the entire issued quota of the capital of the Company having a nominal value of 45,000,000 Lire owned by the Seller prior to the Closing.

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Taxes" means all applicable taxes, including without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes, severance, stamp, occupation, and windfall taxes, of every kind, character or description imposed by any governmental or quasi-governmental authority (domestic or foreign), and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or assessments.

"Tax Returns" means all Federal, state, local, and foreign, government income, excise, gross receipts and franchise tax returns, real estate and personal property tax returns, sales and use tax returns, employee tax and contribution returns and all other tax returns, reports and declarations, including valid extensions therefor, or estimated taxes required to be filed by it, with respect to all Taxes.

"Third Party Action" means any written assertion of a claim, or the commencement of any action, suit, or proceeding, by a third party as to which any person reasonably believes it may be an Indemnified Person hereunder.

ARTICLE 6.          MISCELLANEOUS.

6.1 SURVIVAL OF WARRANTIES. All representations, warranties, agreements, covenants and obligations herein or in any schedule, certificate or financial statement delivered by any party to another party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing for the applicable periods set forth in Article 4 and shall be further


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Stock Purchase Agreement                                                  Page 8

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actionable subject to the limitations set forth therein, regardless of any investigation and shall not merge in the performance of any obligation by either party hereto.

6.2 RIGHT TO OFFSET. Buyer has the right to offset and credit any and all payments to be made by it under this Agreement to or for the benefit of the Seller by reason of the Final Adjudication in favor of Buyer of any claim by Buyer against Seller for indemnification pursuant to Section 4.1 hereof. If the Buyer does exercise its right of set-off hereunder, it shall give Seller 10 calendar days advance written notice thereof. If a Buyer's Indemnified Person has claim(s) pending against Seller for indemnification of Losses pursuant to
Article 4 hereof at a time when payments are otherwise due to be paid by Buyer to Seller, Buyer may withhold from such payments an amount equal to Buyer's reasonable estimate of the amount of such Losses, until such time as the Final Adjudication of such claim(s). If it is ultimately determined (by final judgment of a court of competent jurisdiction not subject to further appeal, by binding arbitration award, or by agreement between the parties, referred to herein as a "Final Adjudication") that Buyer was not entitled to set off the amount set-off, Buyer shall pay Seller interest on the amount withheld from the date when it should have been paid to the date of payment at an interest rate equal to the rate at which Buyer could then borrow funds from its principal commercial lending bank.

6.4 FEES AND EXPENSES. Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, or its negotiation and termination (if terminated), including without limitation all legal, accounting and investment banking or advisory fees.

6.5 NOTICES. All notices, requests, demands and other communications required or permitted to be given (i) hereunder by any party hereto shall be in writing and shall be deemed to have been duly given when received if delivered personally, or (ii) on the third business day following the day sent if sent by prepaid internationally recognized overnight receipted courier or when receipt is telephonically acknowledged if sent by telecopier transmission on a business day or, if not a business day, on the next following business day, or parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

      If to the Seller, to:

      Finpiave, S.P.A.
      Via Postumia n. 85
      31047 Ponte di Piave
      Treviso Italy
      Attn:      Tito Berna
      Tel:       39-0422-819-555
      Fax:       39-0422-819-539


      with a copy to:

      Wilson Sonsini Goodrich & Rosati
      650 Page Mill Road
      Palo Alto, CA 94304-1050 USA
      Attn:  Robert P. Latta, Esq.
      Tel:   1-650-493-9300
      Fax:   1-650-845-5000


      If to the Buyer, to:

      Interleaf, Inc.
      62 Fourth Avenue
      Waltham, MA 02451 USA
      Attn.: Craig Newfield, V.P. & General Counsel
      Tel:       1-781-768-1086
      Fax:       1-781-768-1145


      with a copy to:

      Brosio, Casati e Associati / Allen & Overy
      Corso Vittorio Emanuele II, 68
      10121 Torino Italy
      Attn.: Guido Brosio
      Tel:   39-011-5155300
      Fax:   39-011-541018


and in any case at such other address as the addressee shall have specified by written notice.


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Stock Purchase Agreement                                                  Page 9

6.6 PUBLICITY AND DISCLOSURES. Except as may be otherwise required for compliance by Buyer with applicable stock market rules or securities laws (and subject to applicable limitations contained in contracts to which the Company is a party), neither Buyer nor Seller shall issue nor approve any news release or other public announcement concerning this Agreement (or any schedules or exhibits hereto) without the prior written approval of the other.

6.7 CONFIDENTIALITY. The parties agree that they will keep confidential and not disclose or divulge any confidential, proprietary or secret information which they may obtain from another party hereto in connection with the transactions contemplated herein, or pursuant to inspection rights granted hereunder, or reveal the financial or other terms and conditions of this Agreement unless such information is or hereafter becomes public information through means other than a default hereof by such party or is required to be disclosed by applicable law, including applicable securities laws or stock exchange rules or regulations.

6.8 ENTIRE AGREEMENT. This Agreement (all exhibits or schedules appended to this Agreement and all documents delivered pursuant to or referred to in this Agreement, all of which are hereby incorporated herein by reference) and the Deed of Transfer constitutes the entire agreement between the parties, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and inducements to the making of this Agreement relied upon by any party hereto, have been expressed herein or in the documents incorporated herein by reference.

6.9 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

6.10 ASSIGNABILITY. This Agreement may not be assigned otherwise by operation of law or otherwise by either party without the prior written consent of the other. However, any or all rights of Buyer to receive performance (but not the obligations of Buyer to Seller hereunder) and rights to assert claims against Seller in respect of breaches of representations, warranties or covenants of Seller hereunder, may be assigned by Buyer to any direct or indirect subsidiary or other affiliate of Buyer, but any such assignee of Buyer's rights hereunder shall take such rights subject to any defenses, counterclaims and rights of setoff to which Seller might be entitled under this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

6.11 AMENDMENT. This Agreement may be amended only by a written agreement executed by all parties hereto.

6.12  GOVERNING LAW.

      (a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (other than the choice of law principles thereof), except that any representations and warranties with respect to real and tangible property shall be governed by and construed in accordance with the laws of the jurisdiction where such property is situated.

     The foregoing notwithstanding, all matters related to the formalities of the transfer of the Purchased Quota, and the Deed of Transfer, shall be governed by Italian law. However, as between the parties, this Agreement shall prevail.

      (b) Any claim, action, suit or other proceeding initiated by any party to this Agreement, under or in connection with this Agreement may be asserted, brought, prosecuted and maintained in any court in London, England as the party bringing such action, suit or proceeding shall elect, having jurisdiction over the subject matter thereof, and the parties hereby waive any and all rights to object to the laying of venue in any such court and to any right to claim that any such court may be an inconvenient forum. Each of the


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Stock Purchase Agreement                                                 Page 10

Parties hereby submit themselves to the jurisdiction of each such court and agree that service of process on them in any such action, suit or proceeding may be effected by the means by which notices are to be given to it under this Agreement.

6.13 REMEDIES. The parties hereto acknowledge that the remedy at law for any breach of the obligations undertaken by the parties hereto is and will be insufficient and inadequate and that the parties hereto shall be entitled to equitable relief, in addition to remedies at law. In the event of any action to enforce the provisions of this Agreement, Seller shall waive the defense that there is an adequate remedy at law.

6.14 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as an instrument under seal in multiple counterparts by their duly authorized representatives on February ___, 1999, to be effective as of the date first set forth above.


Interleaf, Inc.                          Finpiave S.p.A.


By:                                      By:
   -------------------------------          -----------------------------------
Name:                                    Name:
     -----------------------------            ---------------------------------
Title:                                   Title:
      ----------------------------             --------------------------------
Date:                                    Date:
     -----------------------------            ---------------------------------



      SCHEDULES AND EXHIBITS:

      SCHEDULE 2.3:     Financial Statements

      EXHIBIT A:        Form of Warrant

      EXHIBIT B:        Alternative Warrant Specifications

      EXHIBIT C:        Deed of Transfer

      EXHIBIT D:        Form of Letter of Credit


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Stock Purchase Agreement                                                 Page 11